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                       AMENDMENT NO. 3 TO CREDIT AGREEMENT

THIS AMENDMENT is effective as of the 31st day of January, 1995 by and among HUTCHINSON TECHNOLOGY INCORPORATED,a Minnesota corporation (the "Company"), HARRIS TRUST AND SAVINGS BANK, an Illinois state banking corporation, NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association (individually "Harris" and "Norwest", respectively, and collectively, the "Banks") and NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as agent for the Banks (the "Administrative Agent").

                                   WITNESSETH:

WHEREAS, the Company, the Banks and the Administrative Agent have entered into that certain Credit Agreement dated as of November 12, 1993, as amended by Amendment No. 1 to Credit Agreement dated March 23, 1994, as amended by Amendment No. 2 to Credit Agreement dated December 22, 1994 (collectively, the "Credit Agreement") pursuant to which the Banks agreed to extend the Company a $15,000,000 line of credit which may be used for working capital purposes only; and

WHEREAS, the Company has requested that the Banks extend the Termination Date (as that term is defined in the Credit Agreement) of the Credit Agreement by one year; and

WHEREAS, the Banks are willing to extend the Termination Date pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and agreements herein contained, it is hereby agreed as follows:

I. Terms used in this Amendment which are defined in the Credit Agreement shall have the meanings defined therein, unless otherwise defined herein.

II.  The Credit Agreement is hereby amended as follows:

     A. The definition of the term "Termination Date" contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the same in its entirety and substituting the following therefor:

          "TERMINATION DATE": October 31, 1996 (and thereafter October 31 of each succeeding calendar year if the Commitments are extended in writing by the Banks in additional one (1) year periods pursuant to
          Section 2.5(b)) or such earlier date on which the Commitments are terminated pursuant to Section 2.5 or Section 7.2.

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     B.   Section 2.7(a) of the Credit Agreement which relates to Facility Fees is hereby amended by deleting the phrase "one half (1/2) of 1%" contained therein and substituting the phrase "three-eighths (3/8) of 1%" therefor.

     C. Section 2.7(c) of the Credit Agreement which relates to Standby Letter of Credit Fees is hereby amended by deleting the amount "1.50%" contained therein and substituting the amount "1%" therefor.

     D. Section 5.14 of the Credit Agreement is hereby amended by deleting the ratio ".80 to 1.0" contained therein and substituting the ratio ".70 to 1.0" therefor.

     E. Section 5.16 of the Credit Agreement is hereby amended by deleting the same in its entirety and substituting the following therefor:

          5.16 TANGIBLE NET WORTH. Not permit Tangible Net Worth (calculated each Accounting Period) to be less than (i) $86,100,000.00; plus (ii) 100% of Net Income as of the end of that Accounting Period calculated on a cumulative basis from November 30, 1994; minus (iii) Net Intangible Assets acquired by the Company after November 30, 1994. For purposes of this Section 5.16, a loss for any Accounting Period shall be included as zero for purposes of the calculation hereunder.

     F. Section 5.19 of the Credit Agreement is hereby amended by adding new covenant thereto for the period Fiscal Year Ended 1996 as follows:

          Period                                    Covenant
      ----------------                 ---------------------------------------
    Fiscal year ended 1996             (i)   EBIT, minus - (ii) Capital
                                       Expenditures, plus (iii) proceeds from
                                       new equity issued during the last four
                                       quarters, plus (iv) proceeds from new
                                       Indebtedness issued during the last four quarters must be greater than
                                       ($20,000,000) and Capital Expenditures
                                       may not exceed $40,000,000 in the
                                       aggregate.

III. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any Advance thereunder. Without limiting the generality of the forgoing, the proceeds of all Revolving Credit Advances may only be used for working capital purposes.

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IV.  This Amendment shall be effective upon receipt by the Banks of an executed original hereof, together with each of the following, each in substance and form acceptable to the Banks in their sole discretion:

     A. Certificate of the Secretary of the Company certifying as to (i) resolutions of the board of directors of the Company approving the execution and delivery of this Amendment; (ii) the fact that the Articles of Incorporation and Bylaws of the Company, which were certified and delivered to the Banks pursuant to the Secretary's Certificate dated as of November 12, 1993 in connection with the execution and delivery of the Credit Agreement continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered; and (iii) certifying that the officers and agents of the Company who have executed and delivered the Amendment and the documents related thereto are authorized to sign and to act on behalf of the Company.

V. All of the representations and warranties contained in Section 4 of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date and all references to the term "Loan Documents" contained in the Credit Agreement shall be deemed to include the Credit Agreement as amended by this Amendment.

VI. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby.

VII. The execution of this Amendment and any documents related thereto shall not be deemed to be a waiver of any Unmatured Event of Default or Event of Default under the Credit Agreement or breach, default or event of default under any other document held by the Banks, whether or not known to the Banks and whether or not existing on the date of this Amendment.

VIII. The Company hereby absolutely and unconditionally releases and forever discharges the Banks and the Administrative Agent, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever, arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

IX. The Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Banks on demand for all costs and expenses incurred by the Banks in connection with the Credit Agreement and all other documents contemplated thereby, including without

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limitation, all reasonable fees and disbursements of legal counsel.
Without limiting the generality of the foregoing, the Company specifically agrees to pay all fees and disbursements of counsel to the Banks for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental thereto. The Company hereby agrees that the Banks may, at any time and from time to time in their sole discretion and without further authorization by the Company, make a loan to the Company under the Credit Agreement, or apply the proceeds of a new loan, for the purposes of paying any such fees, disbursements, costs and expenses.

X. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

HUTCHINSON TECHNOLOGY INCORPORATED

By: /s/ John A. Ingleman
   ------------------------------
   Its: CFO
       --------------------------

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Administrative Agent

By: /s/ Dianne Wegscheid
   ------------------------------
   Its: Assistant Vice President
       --------------------------

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, as Bank

By: /s/ Dianne Wegscheid
   ------------------------------
   Its: Assistant Vice President
       --------------------------

HARRIS TRUST AND SAVINGS BANK

By: /s/ Catherine C. Ciolek
   ------------------------------
   Its: Vice President
       --------------------------

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